Exhibit 1.1

WAIVER AND REPURCHASE AGREEMENT

Redwood Trust, Inc.

Junior Subordinated Notes due 2037

This AGREEMENT (this “Agreement”) is made as of November 3, 2026, by and between REDWOOD TRUST, INC., a Maryland corporation (the “Company”), and Hildene Capital Management, LLC, a Delaware limited liability company (the “Investor” and, together with the Company, the “Parties” and, each, a “Party”), for itself and on behalf of the beneficial owners listed on Exhibit A hereto (each, a “Repurchase Investor”). The Investor holds contractual and investment authority for each of the Repurchase Investors.

Reference is made to (i) the Junior Subordinated Indenture, dated as of December 12, 2006 (the “Indenture”), between the Company and The Bank of New York Trust Company, National Association, as trustee (in such capacity, the “Trustee”), pursuant to which the Company issued its Junior Subordinated Notes due 2037 (the “Notes”), and (ii) the Amended and Restated Trust Agreement, dated as of December 12, 2006 (the “Amended and Restated Trust Agreement”), among the Company, as depositor, The Bank of New York Trust Company, National Association, as property trustee (in such capacity, the “Property Trustee”), The Bank of New York (Delaware), as Delaware trustee, the administrative trustees named therein and the Holders from time to time of the Trust Securities (as defined in the Amended and Restated Trust Agreement), relating to the issuance of Preferred Securities (CUSIP 75777GAA5) of Redwood Capital Trust I (the “Trust Preferred Securities”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture or, if not defined therein, in the Amended and Restated Trust Agreement.

WHEREAS, Section 10.6(c) of the Indenture provides that “[t]he Company also agrees to use its reasonable best efforts to meet the requirements to qualify, effective for the fiscal year ending December 31, 2006 and all future fiscal years, as a real estate investment trust under the Internal Revenue Code of 1986, as amended” (the “REIT Maintenance Covenant”);

WHEREAS, pursuant to Section 10.7 of the Indenture, the Company may omit in any particular instance to comply with any covenant or condition contained in Section 10.6 of the Indenture if, before or after the time for such compliance, the Holders of at least a majority in aggregate principal amount of the Outstanding Securities shall, by Act of such Holders, and at least a majority of the aggregate Liquidation Amount of the Preferred Securities then outstanding, by consent of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition;

WHEREAS, the Notes are held of record by the Property Trustee, and Section 6.9(b) of the Amended and Restated Trust Agreement provides that the Property Trustee shall not waive compliance with any covenant or condition under Section 10.7 of the Indenture without obtaining the prior approval of the Holders of at least a Majority in Liquidation Amount of the Trust Preferred Securities; and

WHEREAS, the total aggregate Liquidation Amount of the Trust Preferred Securities outstanding as of the date hereof is $99,500,000.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, and other valuable consideration, the Parties hereto hereby agree as follows:

1.             The Waiver and Repurchase.

(a)            The Repurchase. Subject to the terms and conditions of, and in reliance upon the representations and warranties in, this Agreement:

(i)            The Company agrees to repurchase $53,125,000 aggregate Liquidation Amount of the Trust Preferred Securities held by the Investor or Repurchase Investors (the “Subject Trust Preferred Securities”) at a purchase price of $45,156,250, equal to 85% of the Liquidation Amount thereof (the “Aggregate Repurchase Price” and such repurchase, the “Repurchase”).

(ii)           The Company shall pay to the Investor deposits for the Aggregate Repurchase Price in cash in three installments, each in an amount equal to one-third of the Aggregate Repurchase Price (the “Installment Deposit Price”), as follows: (i) the first installment on the date of this Agreement; (ii) the second installment on or before January 15, 2027; and (iii) the third installment on or before the earlier of (x) the date of the Company’s formal revocation of its election to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “De-REIT Date”), and (y) February 15, 2027 (each such installment date, a “Deposit Payment Date”). In addition, on the last Deposit Payment Date, the Company shall pay to the Investor in cash, in addition to the Installment Deposit Price, an amount equal to all accumulated but unpaid Distributions on the Subject Trust Preferred Securities from the most recent Distribution Date to, but excluding, the last Deposit Payment Date, calculated in accordance with the Amended and Restated Trust Agreement (the “Accrued Interest”).

(iii)          On the fifth (5th) business day following the last Deposit Payment Date or on such other date as the Company and the Investor may mutually agree (the “Repurchase Settlement Date”), the Investor shall, or shall cause the Repurchase Investors to, transfer and deliver, through the Depository Trust Company’s Deposit & Withdrawal at Custodian system to the Company, and the Company shall accept, the Subject Trust Preferred Securities. The Subject Trust Preferred Securities received by the Company shall be cancelled promptly upon receipt and cease to be outstanding. For the avoidance of doubt, no right, title or interest in or to the Subject Trust Preferred Securities, including any economic or voting rights thereof, shall transfer to the Company before the Repurchase Settlement Date, and the Repurchase Investors shall remain the legal and beneficial owners of the Subject Trust Preferred Securities until consummation of the Repurchase on the Repurchase Settlement Date. If the Investor fails to deliver, or to cause the Repurchase Investors to deliver, all of the Subject Trust Preferred Securities on the Repurchase Settlement Date, then, without limiting any other right or remedy of the Company hereunder (including under Section 9 hereof), the Investor shall, upon the Company’s written demand, repay to the Company in cash, within five (5) business days of such demand, all Installment Deposit Prices theretofore paid by the Company; provided, however, that if at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities outstanding on the last Deposit Payment Date are delivered on the Repurchase Settlement Date, the repurchase shall remain effective with respect to the Subject Trust Preferred Securities so delivered, and the Investor shall be required to repay only the portion of the Installment Deposit Prices allocable to the Subject Trust Preferred Securities not so delivered.

(b)            The Waiver. In accordance with Section 10.7 of the Indenture and Section 6.9(b) of the Amended and Restated Trust Agreement, the Investor, for itself and on behalf of the Repurchase Investors, as the beneficial owners of at least a majority of the aggregate Liquidation Amount of the Trust Preferred Securities outstanding on the last Deposit Payment Date, (i) irrevocably consents to the general waiver of the Company’s compliance with the REIT Maintenance Covenant set forth in Section 10.6(c) of the Indenture, (ii) approves, for purposes of Section 6.9(b) of the Amended and Restated Trust Agreement, and directs, pursuant to Section 6.10(e) of the Amended and Restated Trust Agreement, the Property Trustee, as Holder of the Notes, to waive generally the Company’s compliance with the REIT Maintenance Covenant set forth in Section 10.6(c) of the Indenture by Act of the Holders pursuant to Section 10.7 of the Indenture, and (iii) agrees that any non-compliance with the REIT Maintenance Covenant by the Company shall not constitute a breach by the Company or an “Event of Default” under the Indenture (collectively, the “Waiver”), in each case of the foregoing, effective upon payment in full of the Aggregate Repurchase Price and the Accrued Interest and continuing until the satisfaction and discharge of the Indenture. The Investor shall, and shall cause the Repurchase Investors and the Holder of the Subject Trust Preferred Securities to, execute and deliver all documents and take all actions necessary to effect the Waiver.

(c)            Fee. On the date of this Agreement, the Company shall pay the CDO investor listed on Exhibit B hereto additional interest on the Trust Preferred Securities owned by it in cash in an amount equal to $500,000.

2.             Representations and Warranties.

(a)            The Company hereby represents and warrants to the Investor and each Repurchase Investor that, as of the date hereof, as of each Deposit Payment Date and as of the Repurchase Settlement Date:

(i)            The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(ii)           No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the Repurchase (other than consents obtained on or before the Repurchase Settlement Date).

(iii)          Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof on the part of the Company will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Company’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the Company is a party or by which the Company or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Company’s ability to perform its obligations hereunder.

(iv)          There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.

(b)            The Investor hereby, for itself and on behalf of the Repurchase Investors, represents and warrants to the Company that, as of the date hereof, as of each Deposit Payment Date and as of the Repurchase Settlement Date (except as specified otherwise):

(i)            Each Repurchase Investor (a) is the beneficial owner of, and owns all right, title and interest in and to, the Subject Trust Preferred Securities set forth opposite its name on Exhibit A, free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws or those that will be released on or prior to the Repurchase Settlement Date; (b) has good and marketable title to the Subject Trust Preferred Securities; and (c) has the full power and authority to sell, transfer, convey, assign and deliver to the Company such Subject Trust Preferred Securities. Upon payment of all three Installment Deposit Prices and delivery of the Subject Trust Preferred Securities on the Repurchase Settlement Date, the Company shall acquire valid and unencumbered title to the Subject Trust Preferred Securities.

(ii)           The Repurchase Investors collectively hold a majority of the outstanding Trust Preferred Securities, and the Investor has full power and authority to grant the Waiver on behalf of the Repurchase Investors.

(iii)          Each of the Investor and the Repurchase Investors is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. The Investor has the necessary corporate (or equivalent) power and authority to enter into this Agreement for itself and on behalf of the Repurchase Investors, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder and the consummation by the Investor and each Repurchase Investor of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Investor and each Repurchase Investor. This Agreement has been duly executed and delivered by the Investor and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Investor and each Repurchase Investor, enforceable against the Investor and each Repurchase Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Investor (i) has all requisite discretionary and contractual authority to enter into this Agreement on behalf of, and bind, each Repurchase Investor with respect to the matters contained in this Agreement and (ii) Exhibit A attached to this Agreement contains a true, correct and complete list of the name of each Repurchase Investor and the Liquidation Amount of Subject Trust Preferred Securities held by it.

(iv)          No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Investor or any Repurchase Investor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Repurchase and the Waiver.

(v)           Neither (A) the execution, delivery and performance by the Investor of this Agreement and compliance by each Repurchase Investor with all provisions hereof nor (B) the consummation of the Repurchase and the Waiver, will (x) violate any provision of the organizational documents of the Investor or any Repurchase Investor; (y) violate any law or governmental order applicable to the Investor or any Repurchase Investor; or (z) result in any breach or violation of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which the Investor or any Repurchase Investor is a party or by which it is bound or to which any material property, right or asset of any of them is subject, except, in the case of clauses (y) and (z), as would not, individually or in the aggregate, have a material adverse effect on the performance by the Investor of its obligations under this Agreement or the compliance by each Repurchase Investor with all provisions hereof.

(vi)          Each of the Investor and the Repurchase Investors: (a) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement; (b) has adequate information concerning the business and financial condition of the Company, including the Company’s intention to revoke its election to be taxed as a real estate investment trust, to make an informed decision regarding the Repurchase and the Waiver; and (c) has independently and without reliance upon the Company or any of its officers, directors or other affiliates, and based on such information and the advice of such advisors as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Investor acknowledges that neither the Company nor any of its affiliates is acting as a fiduciary or financial or investment adviser to the Investor or any Repurchase Investor, and has not given the Investor or any Repurchase Investor any investment advice, opinion or other information on whether the Repurchase or the Waiver is prudent. The Investor understands that the Company will rely on the accuracy and truth of the foregoing representations, and hereby consents to such reliance. The Investor has, for itself and on behalf of the Repurchase Investor, sought such accounting, legal and tax advice as they have considered necessary to make an informed decision with respect to the Repurchase and the Waiver.

(vii)         There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Investor or any Repurchase Investor.

3.             Conditions.

(a)            The obligation of the Company to pay each Installment Deposit Price and to consummate the Repurchase shall be subject to the fulfillment or waiver at or prior to the respective Deposit Payment Date or the Repurchase Settlement Date, as the case may be, of the following conditions:

(i)            Each representation and warranty made by the Investor, either for itself or on behalf of the Repurchase Investors, in Section 2(b) shall be true and correct on and as of the respective Deposit Payment Date or the Repurchase Settlement Date, as the case may be, as though made as of such date;

(ii)           The Investor and the Repurchase Investors shall have performed in all material respects their obligations under this Agreement required to be performed at or prior to the respective Deposit Payment Date or the Repurchase Settlement Date, as the case may be, including, as a condition to the payment of the last Installment Deposit Price, the execution and delivery by the Investor and the Repurchase Investors of all documents necessary to effect the Waiver; and

(iii)          Neither the Investor nor any Repurchase Investor shall have notified the Company, at any time on or prior to the respective Deposit Payment Date, that the Investor or any Repurchase Investor will be unable to, or expects that it will be unable to, effect the Waiver in accordance with this Agreement.

(b)            The obligation of the Investor to, or to cause the Repurchase Investors to, effect the Waiver on the last Deposit Payment Date and consummate the Repurchase on the Repurchase Settlement Date shall be subject to the fulfillment or waiver at or prior to the last Deposit Payment Date or the Repurchase Settlement Date, as the case may be, of the following conditions:

(i)            Each representation and warranty made by the Company in Section 2(a) shall be true and correct on and as of the last Deposit Payment Date or the Repurchase Settlement Date, as the case may be, as though made as of such date; and

(ii)           The Company shall have performed in all material respects its obligations under this Agreement required to be performed at or prior to the last Deposit Payment Date or the Repurchase Settlement Date, as the case may be.

4.             Survival of Representations and Warranties. The representations, warranties and covenants made by the Investor and the Company shall survive the Repurchase Settlement Date and the effectiveness of the Waiver.

5.             Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

6.             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.             Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

8.             Further Assurances. At any time or from time to time after the date hereof and prior to the date on which this Agreement is terminated in accordance herewith, the parties hereto agree to cooperate with each other, and at the request of any other party hereto, to execute and deliver any further instruments or documents (including any Act of Holders, consent or direction to the Trustee or the Property Trustee), or to take all such further action as any other party hereto may reasonably request in order to evidence or effectuate the consummation of the Repurchase and the Waiver and to otherwise carry out the intent of the parties.

9.             Specific Performance. The Investor acknowledges that the Company would be irreparably harmed, and that monetary damages would not be an adequate remedy, if the Investor or any Repurchase Investor fails to effect the Waiver in accordance with this Agreement. Accordingly, the Company shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, without proof of actual damages and without any requirement to post a bond or other security, in addition to any other remedy to which it is entitled at law or in equity.

10.           Public Disclosure. Nothing in this Agreement shall restrict the Company from making any filing with the Securities and Exchange Commission, public announcement or other disclosure regarding this Agreement or the transactions contemplated hereby that the Company determines in good faith is required by applicable law or stock exchange rules or is otherwise advisable. The Investor shall not, and shall not cause anyone (including the Repurchase Investors) to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Company, except as required by applicable law.

11.           Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized courier service to the parties at the following address or sent by electronic transmission to the email addresses specified below:

If to the Investor, to:	Hildene Capital Management, LLC
333 Ludlow Street
South Tower, 5th Floor
Stamford, CT 06902
Email: legal@hildenecap.com
Attention: General Counsel

If to the Company, to:	Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941
Email: notices@redwoodtrust.com
Attention: General Counsel

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave.
Palo Alto, CA 94301
Email: Brian.Paulson@skadden.com
Gregg.Noel@skadden.com
Attention: Brian D. Paulson, Gregg A. Noel

12.           Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person will have any right or obligation hereunder. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto and any purported assignment entered into without such consent shall be void ab initio.

13.           Governing Law. This Agreement and the rights and obligations of each Party shall be construed and enforced in accordance with and governed by the laws of the State of New York without reference to its conflict of laws provisions (other than section 5-1401 of the General Obligations Law).

14.           Waiver of Jury Trial. EACH OF THE COMPANY AND THE INVESTOR (FOR ITSELF AND ON BEHALF OF THE REPURCHASE INVESTORS) HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.           Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

16.           Amendments. This Agreement may be amended, modified or supplemented and waivers or consents to departures from the provisions hereof may be given, so long as the same are in writing and signed by all of the parties hereto.

17.           Termination. This Agreement may be terminated at any time prior to the Repurchase Settlement Date (i) by the mutual written consent of the parties hereto; (ii) by the Company if there has been a material misrepresentation or a material breach of warranty by the Investor in the representations and warranties set forth in this Agreement or the Exhibits attached hereto; and (iii) by the Investor if there has been a material misrepresentation or a material breach of warranty by the Company in the representations and warranties set forth in this Agreement or the Exhibits attached hereto; provided that no termination shall affect the effectiveness of the Waiver once effective pursuant to Section 1(b), or following such effectiveness, the Investor’s obligation to, or to cause the Repurchase Investors to, execute and deliver all documents and take all actions necessary to effect the Waiver in accordance with Section 1(b).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

REDWOOD TRUST, INC.

By:	/s/ Brooke E. Carillo
Name:	Brooke E. Carillo
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Waiver and Repurchase Agreement]

HILDENE CAPITAL MANAGEMENT, LLC
(in its capacities described in the first paragraph above)

By:	/s/ Dushyant Mehra
	Name:	Dushyant Mehra
	Title:	Co-CIO

[Signature Page to Waiver and Repurchase Agreement]

Exhibit A

Repurchase Investor Information

Repurchase Investor	Liquidation Amount of Subject Trust Preferred Securities
SILAC Insurance Company	$22,675,000
Farmers Life Insurance Company	$1,950,000
Jazz Reinsurance Company	$10,000,000
Farmers Life Insurance Company	$7,100,000
SILAC Insurance Company	$11,400,000

Exhibit B

CDO Investor Information

CDO Investor	Liquidation Amount of Trust Preferred Securities
Taberna Preferred Funding VIII, Ltd.	$25,000,000